EXHIBIT 99.1
Alpha Natural Resources Announces Receipt of Required Consents In Tender Offer For Senior Notes
ABINGDON, Va., April 14, 2008 – Alpha Natural Resources, Inc. (NYSE: ANR) today announced that its wholly-owned subsidiaries, Alpha Natural Resources, LLC and Alpha Natural Resources Capital Corp. (the “Companies”) received tenders and consents from holders of approximately 99% or $173,680,000 of the $175,000,000 outstanding aggregate principal amount of their 10% Senior Notes due 2012 (the “Notes”) as of 5:00 p.m., New York City time, on April 14, 2008 (the “Consent Payment Deadline”), in connection with their previously announced tender offer and consent solicitation.
As a result of obtaining the required consents, on April 14, 2008, the supplemental indenture effecting the amendments to the indenture contemplated by the tender offer and consent solicitation was executed, and as a result, withdrawal rights have terminated.
On April 15, 2008, the Companies intend to accept for payment all Notes that had been validly tendered and not validly withdrawn prior to the Consent Payment Deadline, together with the related consents (the “Early Settlement Date”). Accordingly, the supplemental indenture will become operative on the Early Settlement Date.
The tender offer and consent solicitation will expire at 11:59 p.m., New York City time, on April 28, 2008, unless extended or earlier terminated by the Companies (the “Expiration Date”). The final settlement date in respect of Notes validly tendered and not validly withdrawn after the Consent Payment Deadline but prior to the Expiration Date is expected to be promptly following the Expiration Date.
The terms and conditions of the tender offer and consent solicitation are described in the Offer to Purchase and Consent Solicitation Statement dated April 1, 2008 and the related Letter of Transmittal and Consent, which have been sent to holders of the Notes.
UBS Investment Bank and Citi are acting as dealer managers for the tender offer and the consent solicitation. For additional information regarding the terms of the tender offer and consent solicitation, please contact: UBS Investment Bank at (888) 719-4210 (toll-free) or Citi at (800) 558-3745 (toll-free). Requests for documents may be directed to Global Bondholder Services Corporation, which is acting as the depositary and information agent for the tender offer and consent solicitation, at (866) 612-1500 (toll-free).
This press release is for informational purposes only and is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The tender offer and consent solicitation are made solely pursuant to the Offer to Purchase and Consent Solicitation Statement dated April 1, 2008 and the related Letter of Transmittal and Consent, which together set forth the complete terms of the tender offer and consent solicitation.
About Alpha Natural Resources, Inc.
Alpha Natural Resources, Inc. (“Alpha”) is a leading supplier of high-quality Appalachian coal to electric utilities, steel producers and heavy industry. Approximately 89 percent of Alpha’s reserve base is high Btu coal and 82 percent is low sulfur, qualities that are in high demand among electric utilities which use steam coal. Alpha is also the nation’s largest supplier and exporter of metallurgical coal, a key ingredient in steel manufacturing. Alpha and its subsidiaries currently operate mining complexes in four states, consisting of 58 mines supplying 11 coal preparation and blending plants. The company and its subsidiaries employ more than 3,600 people.